Registration No. 333-_______

As filed with the Securities and Exchange Commission on May 13, 2003
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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933

MANPOWER INC.
(Exact Name of Registrant as Specified in Charter)

Wisconsin	39-1672779
(State of Incorporation)	(I.R.S. Employer Identification No.)

5301 North Ironwood Road
Milwaukee, Wisconsin	53217
(Address of Principal Executive Offices)	(Zip Code)

_______________

2003 EQUITY INCENTIVE PLAN OF MANPOWER INC.
(Full title of the plan)
_______________
Michael J. Van Handel
Manpower Inc.
5301 North Ironwood Road
Milwaukee, Wisconsin 53217
(Name and address of agent for service)
(414) 961-1000
(Telephone number, including area code, of agent for service)
_______________
Copy to:
Dennis F. Connolly
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, Wisconsin 53202
(414) 273-3500
_______________

CALCULATION OF REGISTRATION FEE
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Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $.01 par value	4,500,000	N/A	$150,165,000	$12,148.35

(1) The registration fee was calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low price per share of the common stock of Manpower Inc. on the New York Stock Exchange on May 8, 2003 ($33.37).

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

            The following documents are incorporated by reference in this Registration Statement:

(a)        Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(b)        Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

(c)        Registrant's Current Report on Form 8-K dated January 29, 2003; and

(d)        The description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such subscription.

            All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

            Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement, unless it is proved that at the time of such acquisition such person knew of such untruth or omission, may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. On April 10, 2002, the Registrant announced that it had appointed PricewaterhouseCoopers LLP to replace Arthur Andersen LLP as its independent accountants. Prior to the date of this registration statement, the Arthur Andersen LLP partners who reviewed the Registrant's audited financial statements have resigned from Arthur Andersen LLP. As a result, the Registrant has been unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference into this registration statement of its audit reports with respect to the Registrant's financial statements. Arthur Andersen LLP's reports on the financial statements of the Registrant incorporated by reference in this registration statement are copies of such reports and have not been reissued by Arthur Andersen LLP. Under these circumstances, Rule 437a under the Securities Act permits the Registrant to file this registration statement without a written consent from Arthur Andersen LLP. Accordingly, Arthur Andersen LLP will not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement.

Item 5. Indemnification of Directors and Officers

            Sections 180.0850 to 180.0859 of the Wisconsin Statutes require a corporation to indemnify any director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person. A corporation's obligation to indemnify any such person includes the obligation to pay any judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney's and other expenses except in those cases in which liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

            Unless otherwise provided in a corporation's articles of incorporation or by-laws or by written agreement, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the Wisconsin Statutes.

            Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

            The indemnification provisions of Sections 180.0850 to 180.0859 are not exclusive. A corporation may expand an officer's or director's right to indemnification (i) in its articles of incorporation or by-laws; (ii) by written agreement between the director or officer and the corporation; (iii) by resolution of its board of directors; or (iv) by resolution of a majority of all of the corporation's voting shares then issued and outstanding.

            As permitted by Section 180.0858, the Company has adopted indemnification provisions in its By-Laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Article VII of the Company's By-Laws provides (i) that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited, and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

            The Company's officers and directors currently are covered by officers' and directors' liability insurance.

Item 8. Exhibits

4.1	2003 Equity Incentive Plan of Manpower Inc., incorporated by reference to the Registrant's Proxy Statement dated February 27, 2003 relating to its 2003 Annual Meeting of Shareholders

4.2	Terms and Conditions Regarding the Grant of Options in Lieu of Cash Directors Fees to Non-Employee Directors Under 2003 Equity Incentive Plan of Manpower Inc.

5	Opinion of Godfrey & Kahn, S.C.

23.1	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act of 1933, as amended)

24	Powers of Attorney

Item 9. Undertakings*

            The Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and each filing of the plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 5 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

* Paragraphs correspond to Item 512 of Regulation S-K.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on May 13, 2003.
MANPOWER INC.

By: /s/ Jeffrey A. Joerres
Jeffrey A. Joerres
Chairman, President and Chief Executive Officer

            Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Jeffrey A. Joerres	Chairman, President, Chief	May 13, 2003
Jeffrey A. Joerres	Executive Officer and a Director
(Principal Executive Officer)

/s/ Michael J. Van Handel	Executive Vice President, Chief	May 13, 2003
Michael J. Van Handel	Financial Officer and Secretary
(Principal Financial Officer and
Principal Accounting Officer)

Directors: J. Thomas Bouchard, Willie D. Davis, Terry A. Hueneke, Rozanne L. Ridgway, Dennis Stevenson, John R. Walter and Edward J. Zore.

By: /s/ Michael J. Van Handel
        Michael J. Van Handel
        Attorney-in-Fact*

*Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

EXHIBIT INDEX

Exhibits

4.1	2003 Equity Incentive Plan of Manpower Inc., incorporated by reference to the Registrant's Proxy Statement dated February 27, 2003 relating to its 2003 Annual Meeting of Shareholders

4.2	Terms and Conditions Regarding the Grant of Options in Lieu of Cash Directors Fees to Non-Employee Directors Under 2003 Equity Incentive Plan of Manpower Inc.

5	Opinion of Godfrey & Kahn, S.C.

23.1	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Arthur Andersen LLP (omitted pursuant to Rule 437a under the Securities Act of 1933, as amended)

24	Powers of Attorney